UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 31, 2020

Commission File Number: 001-37853

AzurRx BioPharma, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)

46-4993860
(IRS Employer Identification No.)

1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
 (Address of principal executive offices)

646-699-7855
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	AZRX	Nasdaq Capital Market

Item 1.01 Entry into a Definitive Material Agreement.

License Agreement with First Wave Bio, Inc.

On December 31, 2020, AzurRx BioPharma, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with First Wave Bio, Inc. (“First Wave”), a privately-held Delaware corporation. Pursuant to the License Agreement, First Wave granted the Company a worldwide, exclusive right to develop, manufacture, and commercialize First Wave’s proprietary immediate release and enema formulations of niclosamide for the fields of treating Immune Checkpoint Inhibitor-Associated Colitis (“ICI-AC”) and Severe Acute Respiratory Syndrome Coronavirus 2 (“COVID”) gastrointestinal infections (“GI”) in humans (the “Product”). The Product uses First Wave’s proprietary formulations of niclosamide, a pro-inflammatory pathway inhibitor. The Company plans to commence in 2021 both a Phase 2 trial of the Product for COVID in GI and a Phase 1b/2a trial for ICI-AC.

In consideration of the license and other rights granted by First Wave, AzurRx will pay First Wave a $9.0 million upfront cash payment and an additional payment of $1.25 million due on June 30, 2021. In addition, AzurRx is obligated to pay potential milestone payments to First Wave totaling up to $37.0 million for each indication, based upon the achievement of specified development and regulatory milestones. The Company is also obligated to pay First Wave royalties as a mid-single digit percentage of net sales of the Product, subject to specified reductions. The Company is also obligated to issue to First Wave junior convertible preferred stock, initially convertible into $3.0 million worth of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, based upon the volume weighted average price of the Common Stock for the five-day period immediately preceding the date of the License Agreement, or $0.9118 per share. The preferred stock will convert automatically into Common Stock upon the Stockholder Approval (as defined and further described below). The purchase agreement pursuant to which the preferred stock is issued will contain customary demand and piggyback registration rights with respect to the Common Stock issuable upon conversion.

The Company is now solely responsible, and has agreed to use commercially reasonable efforts, for all development, regulatory and commercial activities related to the Products in the ICI-AC and COVID fields. The Company may sublicense its rights under the License Agreement and, if it does so, will be obligated to pay milestone payments and royalties to First Wave based on the sublicensee’s development and commercialization of the Licensed Products.

Pursuant to the License Agreement, First Wave retains rights to develop and commercialize the licensed niclosamide formulations outside the ICI-AC and COVID fields, and to develop and commercialize other niclosamide formulations that are not licensed to Company. However, if prior to April 30, 2021, First Wave seeks to outlicense, sell to or otherwise grant rights to a third party related to any products containing niclosamide for use outside the ICI-AC or COVID fields to develop or commercialize a product containing niclosamide for use outside of the Field then First Wave shall provide to AzurRx written notice of such proposal, in reasonable detail and AzurRx shall have the right and option to negotiate with First Wave with respect to a definitive agreement for the acquisition of First Wave. Pursuant to the License Agreement, the Company grants First Wave a worldwide, non-exclusive, royalty-free, perpetual, irrevocable license for use outside the ICI-AC and COVID fields, with the right to grant sublicenses, under any Program IP and other intellectual property owned by the Company and incorporated into the Product.

The License Agreement terminates on a country-by-country basis and product-by-product basis upon the expiration of the royalty term for such product in such country. Each royalty term begins on the date of the first commercial sale of the licensed product in the applicable country and ends on date of expiration of the last to expire royalty term with respect to the country. The License Agreement may be terminated earlier in specified situations, including termination for uncured material breach of the License Agreement by either party, termination by AzurRx in specified circumstances, termination by First Wave in specified circumstances, termination by AzurRx for convenience with advance notice, and termination upon a party’s insolvency or bankruptcy. After expiration of the royalty term, AzurRx shall have a non-exclusive, fully-paid, perpetual, royalty-free right and irrevocable license with respect to any Product in any country within the Territory.

In certain circumstances set forth in the License Agreement, in the event that First Wave seeks to outlicense, sell or otherwise grant to a third party rights relating to its proprietary formulations of niclosamide (or any products containing niclosamide) for use outside the ICI-AC and the COVID field, then First Wave must provide the Company written notice and engage in good faith negotiations with the Company for a period of time to try to reach agreement on the terms of an acquisition of First Wave by the Company. In the event that First Wave and the Company fail to reach an agreement, then First Wave shall be free to negotiate a transaction, and the right of first refusal shall be of no further force or effect.

The License Agreement also contains customary representations, warranties and covenants by both parties, as well as customary provisions relating to indemnification, confidentiality and other matters.

A copy of the License Agreement will be filed as an exhibit in an amendment to this Current Report on Form 8-K or in a subsequent periodic report to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Registered Direct Offering and Concurrent Private Placement

On December 31, 2020, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor, pursuant to which the Company agreed to sell in a registered direct offering (the “Registered Direct Offering”) 5,333.3333 shares of Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), at a price of $0.75 per share, initially convertible into an aggregate of 5,333,334 shares of Common Stock, which is equivalent to the Issuable Maximum (as defined below), at an initial stated value of $750.00 per share and a conversion price of $0.75 per share.

The investor is anticipated to convert all of its Series C Preferred Stock issued in the Registered Direct Offering, effective immediately upon the closing. Upon such conversion, in lieu of the issuance of shares of Common Stock, the Certificate of Designations of the Series C Preferred Stock (the “Series C Certificate of Designations”) provides for the issuance of pre-funded warrants (the “Pre-funded Warrants”) to purchase Common Stock, with an exercise price of $0.001 per share and no expiration term, if necessary to comply with the Beneficial Ownership Limitation contained therein (as defined and further described below). Accordingly, the investor is expected to receive upon the closing of the Registered Direct Offering an aggregate of 3,400,000 shares of Common Stock and Pre-funded Warrants to purchase up to 1,933,334 shares of Common Stock.

Concurrently with the sale of the Series C Preferred Stock in the Registered Direct Offering, in a private placement offering pursuant to the Purchase Agreement (the “Private Placement” and, together with the Registered Direct Offering, the “Offerings”), the Company also agreed to sell to the investor an additional 5,333.3333 shares of Series C Preferred Stock at the same price as the Series C Preferred Stock offered in the Registered Direct Offering, which share are convertible into an aggregate of 5,333,334 shares of the Company’s Common Stock, together with warrants (the “Private Placement Warrants”) to purchase up to an aggregate of 10,666,668 shares of Common Stock, with an exercise price of $0.80 per share and an expiration term of five and one-half years from the date of issuance.

The aggregate gross proceeds from the Offerings, excluding the net proceeds, if any, from the exercise of the Private Placement Warrants will be approximately $8.0 million, and the closing is expected to occur on January 5, 2021 (the “Closing Date”).

The net proceeds to the Company from the Offerings, after deducting the placement agent’s fees and expenses and estimated offering expenses, are expected to be approximately $6.8 million. The Company intends to use the net proceeds to fund the payment of cash consideration to First Wave under the License Agreement, and for other general corporate purposes.

Pursuant to the Purchase Agreement, the Company must hold a meeting of its stockholders not later than March 31, 2021 (the “Meeting Deadline”) to seek such approval as may be required from the stockholders of the Company (the “Stockholder Approval”), in accordance with applicable law, the applicable rules and regulations of the Nasdaq Stock Market, the Company’s certificate of incorporation and bylaws and the General Corporate Law of the State of Delaware with respect to the issuance of shares of Common Stock upon conversion or exercise of the Series C Preferred Stock and the Warrants sold in the Private Placement and the related transactions described herein, including (x) an increase in the number of authorized shares of Common Stock above 150,000,000 and (y) the potential issuance of shares of Common Stock in excess of the Issuable Maximum.

The Series C Preferred Stock issuable in the Registered Direct Offering, together with any Common Stock and/or Pre-Funded Warrants issuable upon conversion thereof and any Common Stock issuable upon exercise of the Pre-funded Warrants, are being issued pursuant to an effective registration statement on Form S-3 (File No. 333-231954) that the Company filed with the Securities and Exchange Commission (“SEC”) on June 21, 2019 and that was declared effective on June 25, 2019 , and a base prospectus thereunder. The Company will file a prospectus supplement with the SEC in connection with the sale of such securities.

The Series C Preferred Stock being sold in the Private Placement and the Private Placement Warrants, together with any Common Stock and/or Pre-Funded Warrants issuable upon conversion or exercise thereof, as the case may be, are being sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

In the Purchase Agreement, the Company has agreed not to (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement (as defined below) for a period ending at the later of (a) 30 days after the resale registration statement has been declared effective by the SEC or (b) the day of the Stockholder Approval. In addition, the Company has agreed not to effect or enter into an agreement to effect any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock involving a variable rate transaction (as defined in the Purchase Agreement) until the one-year anniversary of the date of the Purchase Agreement, subject to certain exceptions.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the purchaser, including for liabilities arising under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The form of the Purchase Agreement, including the form of the Series C Certificate of Designations, is filed as Exhibit 10.1 to this Current Report on Form 8-K. The summaries of the terms of these documents herein are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Placement Agent Compensation

H.C. Wainwright & Co., LLC (“Wainwright”) acted as exclusive placement agent for the Offerings pursuant to an engagement letter dated as of October 13, 2020 (the “Engagement Letter”). The Company has agreed to pay Wainwright a cash fee equal to 8.0% and a management fee equal to 1.0% of the aggregate gross proceeds received by the Company in the Offerings, or approximately $0.7 million. Pursuant to the Engagement Letter, the Company also agreed to issue to Wainwright or its designees warrants (the “Wainwright Warrants”) exercisable for up to 746,667 shares of Common stock, which is equal to 7.0% of the amount determined by dividing the gross proceeds of the Offerings by the offering price per share of Common Stock, or $0.75. The Wainwright Warrants will have substantially the same terms as the Private Placement Warrants, except with an exercise price of $0.9375, or 125% of the per share price of the Series C Preferred Stock issued in the Offerings. The Wainwright Warrants will not be exercisable until the Stockholder Approval is obtained. The Wainwright Warrants and the shares issuable upon exercise of the Wainwright Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under state laws. The Company will also reimburse Wainwright $35,000 for non-accountable expenses, up to $125,000 for legal fees and expenses and other out-of-pocket expenses and $12,900 for clearing fees.

Pursuant to a separate advisory engagement letter with Wainwright, also dated as of October 13, 2020, as amended, the Company has previously paid Wainwright a $150,000 cash retainer fee for services related to exploring certain potential acquisition transactions with First Wave, and the Company became obligated to pay an additional $150,000 fee upon entry into the License Agreement, in each case as advisory fees.

Terms of Series C Preferred Stock

Under the Series C Certificate of Designations, each share of Series C Preferred Stock will be convertible, subject to the Beneficial Ownership Limitation and the Issuable Maximum, at either the holder’s option or at the Company’s option at any time, into Common Stock at a conversion rate equal to the quotient of (i) the $750 stated value (the “Series C Stated Value”) plus all accrued and accumulated and unpaid dividends on such share of Series C Preferred Stock divided by (ii) the initial conversion price of $0.75, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series C Certificate of Designations.

The Series C Preferred Stock contains limitations that prevent the holder thereof from acquiring shares of Common Stock upon conversion that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the conversion (the “Beneficial Ownership Limitation”). The Series C Certificate of Designations provides for the issuance of Pre-funded Warrants to the extent necessary to comply with the Beneficial Ownership Limitation.

Until the Company has obtained the Stockholder Approval, the Company may not issue, upon conversion of the Series C Preferred Stock and certain related transactions, a number of shares of Common Stock which would exceed 6,186,966 shares of Common Stock in the aggregate, which amount is equal to 19.99% of the shares of Common Stock issued and outstanding on December 31, 2020, subject to adjustment for forward and reverse stock splits, recapitalizations and the like (the “Issuable Maximum”). The Issuable Maximum shall be applied collectively, when any conversions of Series C Preferred Stock are aggregated together with all shares of Common Stock issuable upon conversion or exchange of any securities issued in certain related transactions to the Offerings, including (i) any shares of preferred stock issuable to First Wave as consideration for the License Agreement, (ii) any Wainwright Warrants and (iii) any securities issuable to holders of the Exchange Rights (as defined and further described below) as a result of the Offerings. Any conversions of Series C Preferred Stock will be processed in the order in which the Company receives such conversion request from the holders of Series C Preferred Stock, and not on a pro rata basis.

Each holder of shares of Series C Preferred Stock, subject to the preference and priority to the holders of our Series B Convertible Preferred Stock, is entitled to receive dividends, commencing from the date of issuance of the Series C Preferred Stock. Such dividends may be paid only when, as and if declared by the Company’s board of directors, out of assets legally available therefore, quarterly in arrears on the last day of March, June, September and December in each year, commencing on the date of issuance, at the dividend rate of 9.0% per year. Such dividends are cumulative and continue to accrue on a daily basis whether or not declared and whether or not the Company has assets legally available therefore.

Under the Series C Certificate of Designations, each share of Series C Preferred Stock carries a liquidation preference equal to the Series C Stated Value plus accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon.

The holders of the Series C Preferred Stock have no voting rights. We may not take the following actions without the prior consent of the holders of at least a majority of the Series C Preferred Stock then outstanding: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Series C Certificate of Designations) senior to, or otherwise pari passu with, the Series C Preferred Stock, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

The foregoing summary of the terms of the Series C Certificate of Designations is subject to, and qualified in their entirety by, the form of such document, which is incorporated herein by reference.

Terms of the Pre-Funded Warrants

The Pre-funded Warrants are exercisable at a price of $0.001 per share and are not subject to expiration. The Company is prohibited from effecting an exercise of any Pre-funded Warrants to the extent that such exercise would result in the number of shares of Common Stock beneficially owned by such holder and its affiliates exceeding 4.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99%.

The form of the Pre-funded Warrants is filed as Exhibit 4.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Pre-funded Warrants is subject to, and qualified in its entirety by, the form of such document, which is incorporated herein by reference.

Terms of Private Placement Warrants

The Private Placement Warrants are exercisable at a price of $0.80 per share, for that number of shares of Common Stock (the “Warrant Shares”) equal to 100% of the total number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock purchased in the Offerings, or 10,666,668 shares in the aggregate. The Private Placement Warrants expire on July 5, 2026. The holders of the Private Placement Warrants may exercise the Private Placement Warrants on a cashless basis, solely to the extent no resale registration statement is available at the time of exercise. The Company is prohibited from effecting an exercise of any Private Placement Warrants to the extent that such exercise would result in the number of shares of Common Stock beneficially owned by such holder and its affiliates exceeding 4.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99%. The Private Placement Warrants provide for a Black-Scholes payout upon certain fundamental change transactions relating to the Company, as specified therein.

Until the Stockholder Approval is obtained, the Company may not issue any shares of Common Stock upon exercise of the Private Placement Warrants.

The form of the Private Placement Warrants is filed as Exhibit 4.2 to this Current Report on Form 8-K. The foregoing summary of the terms of the Private Placement Warrants is subject to, and qualified in its entirety by, the form of such document, which is incorporated herein by reference.

Registration Rights Agreement

In connection with the Offerings, the Company entered into a registration rights agreement, dated as of December 31, 2020 (the “Registration Rights Agreement”), with the investor named therein, pursuant to which the Company will undertake to file, within 30 days following the Closing Date, a registration statement to register the shares of Common Stock issuable upon: (i) the conversion of the Series C Preferred Stock sold in the Private Placement, (ii) the exercise of the Private Placement Warrants and (iii) the exercise of any Pre-funded Warrants issued upon the conversion of the Series C Preferred Stock sold in the Private Placement (the “Registrable Securities”); and to cause such and to cause such registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than 120 days following the Closing Date, and shall use its best efforts to keep such registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144. The Registration Rights Agreement provides for liquidated damages to the extent that the Company does not file or maintain a registration statement in accordance with the terms thereof.

The form of the Registration Rights Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K. The foregoing summary of the terms of this document is subject to, and qualified in its entirety by, such document, which is incorporated herein by reference.

Exchange Right

Under the Certificate of Designations of the Company’s issued and outstanding Series B Convertible Preferred Stock (the “Series B Certificate of Designations”), each holder of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), has the right to exchange the stated value, plus accrued and unpaid dividends, of the Series B Preferred Stock for shares of Series C Preferred Stock and Private Placement Warrants on a dollar-for-dollar basis with investors in the Offerings, in lieu of any cash subscription payments therefor (the “Exchange Right”).

In connection with any exercise of any Exchange Right, under Nasdaq Listing Rule 5635 and related guidance, prior to obtaining the Stockholder Approval, conversions into Common Stock at the reduced conversion price of $0.75 per share applicable to the Series C Preferred Stock will not be permissible in excess of the Issuable Maximum (as defined and further described above), except to the extent such conversions do not exceed the amount previously issuable upon conversion of the Series B Preferred Stock at the prior conversion price of $0.77 per share, which was the applicable conversion price at the time of the Company’s stockholder approval for the Series B Preferred Stock obtained on September 11, 2020.

Any issuance by the Company of Series C Preferred Stock and Private Placement Warrants pursuant to the Exchange Right, and of the shares of Common Stock issuable upon the conversion or exercise thereof (or any Pre-funded Warrants, as applicable), are not anticipated to be registered under the Securities Act and are anticipated to be made pursuant to the exemptions provided by Section 3(a)(9) under the Securities Act, or another applicable exemption therefrom. Accordingly, any such securities are not anticipated to be freely transferable without restriction, pursuant to the exemption provided by Rule 144 under the Securities Act, except following the expiration of an applicable holding period, as determined in accordance with Rule 144(d), which for non-affiliates of the Company is generally six months from the date of the original investment.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance of the Series C Preferred Stock, the Warrants, and the Placement Agent Warrants and any related shares of Common Stock was made pursuant to Section 4(a)(2) of the Securities Act, and the rules promulgated thereunder, to accredited investors.

Item 7.01. Regulation FD Disclosure

Press Releases

On January 4, 2020, the Company issued press releases announcing the License Agreement and the Offerings. Copies of the press releases are furnished as Exhibits 99.1 and 99.2.

Conference Call Instructions

On Monday, January 4, 2021 at 8:30 a.m. Eastern Time, the Company’s management team will host a conference call and live audio webcast relating to the License Agreement described herein.

Interested participants and investors may access this conference call by dialing 877-407-0784 (domestic) or 201-689-8560 (international) fifteen minutes before the conference call begins and reference the conference passcode 13714501. The live conference call can be accessed via audio webcast at http://public.viavid.com/index.php?id=142841.

A replay of the call will be available on the “Investor Relations” section of the Company’s website (www.azurrx.com).

The information in this Item 7.01 of this Current Report on Form 8-K, including the information set forth in Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such information or Exhibits 99.1 or 99.2 be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events

Corporate Presentation

On December 31, 2020, the Company posted on its corporate website an updated copy of its corporate presentation, a copy of which is filed as Exhibit 99.3 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Private Placement Warrant
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release dated January 4, 2021
99.2	Press Release dated January 4, 2021
99.3	Corporate Presentation

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the Stockholder Approval and the transactions described herein. The proxy statement will contain important information about the Company, the Offerings, the Stockholder Approval, and related matters. Investors and other security holders are urged to read the proxy statement carefully when it is available. Investors and other security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov. In addition, Investors and other security holders will be able to obtain free copies of the proxy statement from the Company by contacting the Chief Financial Officer at (646) 699-7855.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the Stockholder Approval. Additional information regarding interests of such participants is included in the Company’s definitive proxy statement for its 2020 Annual Meeting of Stockholders, which was filed with the SEC on August 11, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AzurRx BioPharma, Inc.

Date:   January 4, 2021
By:	/s/ James Sapirstein
Name: James Sapirstein
Title: President and Chief Executive Officer